EXHIBIT 99.1

Navidec Financial Services, Inc. Enters Into a Joint Venture to Develop Water Resources in Southeastern Colorado

Navidec Financial Services, Inc., Denver Colorado, USA (OTCBB:NVDF) through its wholly owned subsidiary, Two Rivers Water Company, announced today it has signed a joint venture agreement with Two Rivers Basin, LLC, a Colorado limited liability company.

Two Rivers Basin has the option to acquire a mutual ditch company with 74,000 acre-feet of storage and 14,000 acre-feet of direct-flow water rights in southeastern Colorado.  The targeted acquisition controls Colorado’s largest private on-stream water storage vessel, the Cucharas Reservoir, located in Huerfano County, Colorado.  In addition, the targeted acquisition controls 35 miles of final delivery water way that provides direct access to the Arkansas River.

“These assets can be an integral part of satisfying the growing need for water storage and distribution for municipalities and developers in Colorado and is one of the western United States’ last remaining private water resource opportunities,” said John Stroh II, President of Two Rivers Water Company.

Navidec expects to purchase the shares of the mutual ditch company and associated redevelopment through use of its own capital, and a combination of debt and equity financing.

Navidec Financial Services, Inc.
Navidec Financial Services, Inc. is in the business of creating or acquiring a controlling interest in development stage enterprises with the expectation of further developing the enterprise and then taking the enterprise public.

Contact Information:
Navidec Financial Services, Inc.
John McKowen
303-222-1000
johnmckowen@navidec.com